UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

INFOSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
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Set forth below are the identities and descriptions of the direct and indirect interests of the directors and officers of InfoSpace, Inc. (“InfoSpace” or the “Company”) who, under SEC rules, may be deemed “participants” in the Company’s solicitation of proxies from its stockholders in connection with its 2007 annual meeting.

Identification of Participants

The following table sets forth certain information as of February 16, 2007 with respect to those of our officers and directors who may be deemed to be participants in the solicitation:

Name	Age	Position
James F. Voelker	55	Chairman, Chief Executive Officer and President
Allen M. Hsieh	46	Chief Financial Officer
R. Bruce Easter, Jr.	49	Senior Vice President, General Counsel and Secretary
John W. Foster	42	Senior Vice President, Corporate Development
John E. Cunningham, IV	49	Director
Jules Haimovitz	56	Director
Richard D. Hearney	67	Director
Lewis M. Taffer.	59	Director
George M. Tronsrue, III	50	Director
Vanessa A. Wittman	39	Director

Information Regarding Ownership of InfoSpace, Inc. Securities by Participants

The following table sets forth certain information regarding the beneficial ownership of InfoSpace common stock as of March 14, 2007 as to those of our officers and directors who may be deemed to be participants in the solicitation:

	Shares Beneficially Owned (1)
Name	Number		Percent

James F. Voelker	1,705,500	(2)	5.1%

Allen M. Hsieh	101,041	(3)	*

Robert Bruce Easter, Jr.	0		*

John W. Foster	218,126	(4)	*

John E. Cunningham, IV	61,732	(5)	*

Jules Haimovitz	17,500	(6)	*

Richard D. Hearney	38,000	(7)	*

Lewis M. Taffer	34,500	(8)	*

George M. Tronsrue, III	22,500	(9)	*

Vanessa A. Wittman	40,000	(10)	*

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 14, 2007, if any, or shares of common stock subject to restricted stock units held by that person that vest within 60 days of March 14, 2007, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The calculations are based on 31,490,013 shares of common stock outstanding as of March 14, 2007.
(2)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(3)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(4)	Includes 215,334 shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(5)	Includes 46,500 shares of common stock subject to options exercisable within 60 days of March 14, 2007, and 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.
(6)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(7)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(8)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(9)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.
(10)	Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.

Compensation of Directors

We pay an annual retainer of $15,000 following each annual meeting of stockholders to each nonemployee member of our Board of Directors, and the Chair of the Audit Committee receives an additional $5,000 annual retainer. Each nonemployee director is also paid $750 for each Board of Directors and committee meeting attended and is reimbursed for travel expenses incurred to attend the meetings in person.

Pursuant to the Stock Option Grant Program for Nonemployee Directors under our Restated 1996 Flexible Stock Incentive Plan, as amended, we grant a nonqualified stock option to purchase 10,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to the Board of Directors. In addition, immediately following each annual meeting of stockholders, we grant to each nonemployee director an additional nonqualified stock option to purchase 7,500 shares of common stock, except for those nonemployee directors who were newly elected to the Board of Directors at such annual meeting or within the three-month period prior to such annual meeting. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of grant.

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